FOR IMMEDIATE RELEASE

Sovereign Bank Reports $438.1 million Net Income in 2012 - 38.3% increase versus 2011

•	Third Consecutive Year of Profitability

•	Strong Loan Growth

•	Continued Improvement in Asset Quality

•	Tier I Common Capital Ratio of 12.86% is among Strongest in U.S.

•	Investing in the Communities We Serve and in Education

BOSTON, MA (February 4, 2013) – Sovereign Bank, N.A. today announced a 38.3% increase in net income to $438.1 million in 2012 versus $316.9 million in 2011. Sovereign also reported net income of $69.7 million for the final quarter of 2012, which brings the Bank to its third straight year of profitability.

“As we close 2012, we reflect on the many milestones the Bank has achieved this year, beginning with our conversion to a national charter last January,” said Jorge Moran, Sovereign Bank President and CEO. “This change enabled the Bank to expand its retail and commercial capabilities to better meet the needs of clients. The new charter has enabled Sovereign to expand its wholesale banking transactions. We continued investing strongly in the franchise and showed double-digit growth in profits. We also grew our staff, with 340 new team members, making approximately 8,900 Sovereign-Santander employees across the footprint.”

Lending Continues to Grow

Lending to commercial and industrial businesses grew by 23% during 2012 compared to 2011, significantly higher than the industry, where growth was 13%.

Net interest income was stable, at $1.8 billion, and fees and other income grew by 14.6% to $611.5 million for the year when compared to 2011.

Sovereign Bank had a strong year in loan production in the areas of residential mortgages, small business lending and corporate banking. Total loan production for 2012 was $20.5 billion, a 28.3% increase over loan production during 2011.

Outstanding total loan balances grew 3.1% during 2012 to $53.2 billion.

Additionally, residential mortgage production was up 37.0% in 2012 when compared to 2011.

Sovereign Bank’s commitment to invest in small businesses is a key component of the Bank’s strategy to support growth within our communities and generate economic activity and employment. Lending to small businesses grew 10.0% in 2012, with Sovereign-Santander providing over $1.0 billion in loans to small businesses throughout the regions. The industry is trending at 2% annual growth.

The corporate banking business continues to experience growth as a result of Sovereign Bank’s national charter change that occurred in January of last year as well as investment in local resources to support large business clients. In 2012, net revenue for this business increased by 8%.

Continued Improvement in Asset Quality

Non-accrual loans decreased from $1.36 billion at December 31, 2011, to $1.17 billion (2.20% of total loans) at December 31, 2012, which was primarily due to the continued improvement in the overall quality of the loan portfolio. Offsetting the decrease was an increase of $113.9 million of loans (0.21% of total loans), which began being reported as non-accrual in the third quarter 2012 in accordance with regulatory guidance requiring loans discharged under Chapter 7 bankruptcy and not reaffirmed by the borrower to be reported as non-accrual, regardless of their delinquency status.

Sovereign is one of thirteen banks and mortgage servicers nationwide that reached a settlement agreement with the Office of the Comptroller of the Currency and the Federal Reserve Board related to foreclosure practices in 2009 and 2010. Sovereign’s pro rata share of the settlement payment and other assistance of $16 million was recorded in our 2012 results. The settlement is expected to bring an end to the primary work and costs associated with the independent foreclosure review process that began in 2011.

Strong Capital Position

Sovereign Bank continues to have one of the highest capital ratios in the U.S. As of December 31, 2012, Sovereign’s total equity was $12.8 billion. Sovereign is a “well-capitalized” institution, with all regulatory capital ratios continuing to be above applicable regulatory benchmarks.
Sovereign’s Tier I common capital ratio and Tier I risk-based capital ratio were 12.86% at the close of 2012. The current regulatory threshold for a “well-capitalized” Tier I distinction is 6%.
Total assets were $83.1 billion as of December 31, 2012, a 6.4% increase over December 31, 2011. Total deposits were $51.1 billion at December 31, 2012, a 6.3% increase over December 31, 2011.

Investing in Sovereign’s Franchise

General and administrative expenses for the year were $1.4 billion, compared to $1.3 billion in 2011, reflecting Sovereign’s continued investment in technology, people and resources to better support our customers. The migration of certain customer accounts to the Group’s IT system (Santander IT Core) was accomplished this year, and is supporting Sovereign to become a stronger franchise and creating new efficiencies.

Investing in the Communities We Serve

A core component of Sovereign’s corporate social responsibility program is the Bank’s commitment to education through the Universities program. The Santander Universities US division invested $8.8 million in higher education, of which Sovereign-Santander contributed $8.1 million, with the remainder contributed by the Santander Universities Global Division. Additionally, over $2 million in Sovereign Bank Foundation grants were awarded.
To further emphasize the Bank’s commitment to our communities, customers and employees, the Bank and its team members donated over $500,000 to Hurricane Sandy relief efforts including more than $400,000 to the American Red Cross.

About Sovereign Bank, N.A., Santander Holdings USA, Inc. and Banco Santander, S.A.

Sovereign Bank, N.A. is among the top 25 banks in the United States, with principal presence in Connecticut, Delaware, Massachusetts, Maryland, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Sovereign has 721 branches, over 2,268 ATMs and nearly 8,900 team members. Sovereign Bank’s principal regulator is the Office of the Comptroller of the Currency. Sovereign Bank is a member of the Federal Reserve Bank System and the Federal Deposit Insurance Corporation. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 877-SOV-BANK.

Santander Holdings USA, Inc. is a wholly owned subsidiary of Banco Santander, S.A., and parent company of Sovereign Bank, N.A. Banco Santander is a retail and commercial global bank, with a presence in 10 main markets: U.S., Germany, UK, Poland, Brazil, Mexico, Chile, Argentina, Spain and Portugal. Founded in 1857, Santander has more than 102 million customers, approximately 14,392 branches – more than any other international bank – and 186,763 employees. Santander was recently recognized as the Best Global Bank in 2012 by Euromoney magazine. For more information on Santander, visit http://www.santander.com.

Forward Looking Statements

Sovereign Bank cautions that this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements concerning our future business development. While these forward-looking statements represent our judgment and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments to differ materially from our expectations. These risks, uncertainties and factors include, but are not limited to: (1) general market, macro-economic, governmental and regulatory trends; (2) movements in local and international securities markets, currency exchange rates, and interest rates; (3) competitive pressures; (4) technological developments; and (5) changes in the financial position or creditworthiness of our customers, obligors and counterparties. The risk factors and other key factors described in filings and reports by Sovereign Bank and its parent entities, including filings and reports by Santander Holdings USA, Inc. with the U.S. Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2011, could adversely affect the development of our business. Other unknown or unpredictable factors could cause actual developments to differ materially from those in the forward-looking statements. The information contained in this press release is subject to, and must be read in conjunction with, all other publicly available information. Sovereign Bank and its affiliates do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

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MEDIA CONTACTS:

Kathy Klingler
Director of Corporate Communications
617-346-7433
kklingle@sovereignbank.com

Holly Steel
Communications Manager
617-346-7385
jberry@sovereignbank.com